Exhibit 16.1

February 12, 2018
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of General Motors Company’s Form 8-K/A dated February 12, 2018, and have the following comments:

1.	We agree with the statements made in the first through fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements in the fifth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP